Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 30, 2013, except for the effects of the revision discussed in Note 2 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is August 7, 2013, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Logitech International S.A.’s Annual Report on Form 10-K/A for the year ended March 31, 2013.

/s/ PricewaterhouseCoopers LLP

San Jose, California

December 9, 2013